                                                                    EXHIBIT 11.1

                            PROTEIN DESIGN LABS, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

Exhibit 11.1


                                                      Three months ended March 31,
                                                          1997           1996
                                                      -----------    -----------
Computation of common and common
  equivalent shares outstanding:
  Weighted average common shares outstanding               16,000         15,506
  Weighted average shares outstanding assuming
     conversion of preferred stock                             --             --
                                                      -----------    -----------
                                                           16,000         15,506
                                                      -----------    -----------
Total weighted average common and common
   equivalent shares outstanding                           16,000         15,506
                                                      ===========    ===========
Net loss                                              $    (4,089)   $    (2,200)
                                                      ===========    ===========
Loss per share                                        $     (0.26)   $     (0.14)
                                                      ===========    ===========